DSW Inc. Approves Quarterly Dividend

COLUMBUS, Ohio, May 24, 2017 /PRNewswire/ -- DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced its Board of Directors approved a quarterly dividend of $0.20 per share. The dividend will be paid on June 29, 2017 to shareholders of record at the close of business on June 15, 2017.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of May 24, 2017, DSW operates 510 stores in 43 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplies footwear to 377 leased locations in the United States under the Affiliated Business Group. DSW also owns Ebuys, Inc., a leading off price footwear and accessories retailer operating in digital marketplaces in North America, Europe, Australia and Asia. For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and Facebook at http://www.facebook.com/DSW.

SOURCE DSW Inc.
For further information:
Christina Cheng, 1-855-893-5691, investorrelations@dswinc.com